MEDIASHIFT TO CEASE MAKING PERIODIC SEC FILINGS

NEWPORT BEACH, Calif., April 7, 2014 – MediaShift, Inc. (OTCBB: MSHF), a next-generation digital advertising technology company, today announced its decision to file a Form 15 with the Securities and Exchange Commission (the "SEC") and cease filing reports and other forms with the SEC. The Company is eligible to deregister its securities because it has fewer than 300 shareholders of record as of the filing date. The Company filed the Form 15 with the SEC to voluntarily suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") on April 7, 2014. As a result of the filing of Form 15, the Company's obligation to file certain reports and forms with the SEC, including Forms 10-K, 10-Q and 8-K, has been suspended immediately.  However, the Company still intends to file its Form 10-K for the fiscal year ended December 31, 2013 no later than April 15, 2014.

On March 28, 2014, the Company filed a post-effective amendment to withdraw its Registration Statement on Form S-8 filed on June 30, 2006 and requested that the SEC withdraw its Registration Statement on Form S-1 originally filed on May 28, 2013.  The Form S-1 was never declared effective by the SEC.

The Company’s decision to voluntarily deregister its securities was made following the Board of Directors' review of numerous factors. These included the consequences of remaining an SEC reporting company, including the significant costs associated with regulatory compliance, which the Board concluded outweigh the current benefits to the Company of remaining as a reporting company. The Board of Directors believes that the expense reductions the Company expects to achieve in connection with the deregistration will benefit the Company and its shareholders and serve to maximize the long-term value of the Company.  The Company expects to continue to be audited by an independent accounting firm.

“The move to deregister the Company’s securities with the SEC will significantly reduce our costs and enable our management team to better focus on the day-to-day operations and growth of the business,” said David Grant, chief executive officer of MediaShift.

About MediaShift

MediaShift is a next-generation digital ad tech company that monetizes WiFi networks and web publishing sites, while offering advertisers access to one of the fastest growing audience platforms targeting on-the-go consumers. Our patented ad platform is the first in the industry to monetize WiFi networks with advertising at both sign-in and in-session. Advertisers can engage our captive on-the-go audience across multiple devices, through videos, app downloads, lead capture, and other sponsored opportunities, while leveraging our proprietary first-party data to reach highly targeted customer segments. For more information, visit www.mediashift.com.

Forward Looking Statements

This press release contains statements constituting "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “anticipate,” “approximately,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “seek,” “should,” “will” and “would” or the negative version of these words or other comparable or similar words.  Such statements are based on our current beliefs and assumptions and are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to the ability to realize anticipated benefits from the deregistration, the growth of our business and the anticipated filing of a Form 10-K.  For a discussion of the most significant risks and uncertainties associated with the Company’s business, please review our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2012. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Media Contact

Kristin Martell

(703) 407-8349

kristin@radixcollective.com